Exhibit 10.1

PENN VIRGINIA CORPORATION

2013 AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN

DEFERRED COMMON STOCK UNIT AWARD AGREEMENT

This DEFERRED COMMON STOCK UNIT AWARD AGREEMENT (this “Agreement”), dated as of             , 2013 (the “Date of Grant”), is delivered by Penn Virginia Corporation (the “Company”) to              (the “Grantee”).

RECITALS

The 2013 Amended and Restated Long-Term Incentive Plan, as amended and restated effective December 20, 2012 (the “Plan”), provides for the grant of Deferred Common Stock Units (as defined in the Plan) in accordance with the terms and conditions of the Plan. The Compensation and Benefits Committee of the Board of Directors of the Company (the “Committee”) has decided to grant Deferred Common Stock Units to the Grantee as an inducement for the Grantee to promote the best interests of the Company and its shareholders. All terms capitalized but not defined herein will have the meanings assigned to them in the Plan. A copy of the Plan is attached as Exhibit A hereto.

NOW, THEREFORE, the parties to this Agreement, intending to be legally bound hereby, agree as follows:

1. Grant of Deferred Common Stock Units. Subject to the terms and conditions set forth in this Agreement and the Plan, the Company hereby grants the Grantee              Deferred Common Stock Units. The Company shall establish a Deferred Common Stock Unit Account in the Grantee’s name that shall be credited with the number of Deferred Common Stock Units granted hereunder.

2. Share Distributions.

On each date on which the Company pays any cash dividend or other distribution on account of Shares, the Company shall pay to the Grantee that amount equal to (a) the amount of cash or other property paid in such distribution multiplied by (b) the number of Deferred Common Stock Units granted hereunder.

3. Vesting and Non-transferability.

(a) The Grantee shall be fully vested at all times in the Deferred Common Stock Units granted hereunder.

(b) The Deferred Common Stock Units shall not be transferable unless otherwise determined by the Board.

4. Distribution of Deferred Common Stock Units. Deferred Common Stock Units credited to the Grantee’s Deferred Common Stock Unit Account shall be distributed to the Grantee on the date on which the Grantee ceases for any reason to be a member of the Board; provided that, upon the death of the Grantee, distribution shall be made to the beneficiary designated by the Grantee within 90 days of the Grantee’s death. If the Grantee fails to designate a beneficiary or the Grantee’s beneficiary predeceases the Grantee, distribution shall be made to the Grantee’s estate within 90 days of the Grantee’s death. Each Deferred Common Stock Unit shall be payable in one Share.

5. Change of Control. The provisions of the Plan applicable to a Change of Control shall apply to the Deferred Common Stock Units, and upon the consummation of a Change of Control, the Shares represented by Deferred Common Stock Units credited to the Grantee’s Deferred Common Stock Unit Account shall be distributed to the Grantee.

6. Grant Subject to Plan Provisions. This Deferred Common Stock Unit Award is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. This Deferred Common Stock Unit Award is subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Board in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (a) rights and obligations with respect to withholding taxes, (b) the registration, qualification or listing of the Shares, (c) changes in capitalization of the Company, (d) compliance with section 409A of the Internal Revenue Code and the applicable regulations thereunder and (e) other requirements of applicable law. The Committee shall have the authority to interpret and construe this Deferred Common Stock Unit Award pursuant to the terms of the Plan, and its decisions shall be conclusive as to questions arising hereunder.

7. Withholding. The Grantee shall be required to pay to the Company, or make other arrangements satisfactory to the Company to provide for the payment of, any federal, state, local or other taxes that the Company is required to withhold with respect to this Deferred Common Stock Unit Award or the delivery of Shares.

8. Requirements for Issuance or Transfer of Shares. No Shares shall be issued, transferred or delivered in connection with this Deferred Common Stock Unit Award unless and until all legal requirements applicable to the issuance of such Shares have been complied with to the satisfaction of the Board. The Board shall have the right to condition this Deferred Common Stock Unit Award or delivery of such Shares on the Grantee’s undertaking in writing to comply with such restrictions on the Grantee’s subsequent disposition of such Shares as the Board shall deem necessary or advisable to comply with all applicable laws and regulations, and certificates representing such Shares may be legended to reflect any such restrictions. Certificates representing Shares issued, transferred or delivered hereunder will be subject to such stop-transfer orders and other restrictions as may be required by applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon; provided, that in lieu of issuing a certificate, Shares when issued may be uncertificated.

9. No Service or Other Rights. This Deferred Common Stock Unit Award shall not confer upon the Grantee any right to be retained as a director of the Company.

10. Assignment by Company. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries, and affiliates. This Agreement may be assigned by the Company without the Grantee’s consent.

11. Applicable Law. The validity, construction, interpretation and effect of this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without giving effect to the conflicts of laws provisions thereof.

12. Notice. Any notice to the Company provided for in this instrument shall be addressed to the Company in care of the General Counsel at Four Radnor Corporate Center, Suite 200, Radnor, PA 19087, and any notice to the Grantee shall be addressed to such Grantee at the current address known by the Company, or to such other address as the Grantee may designate to the Company in writing. Any notice shall be delivered by hand, sent by telecopy, registered or certified mail, return receipt requested, postage prepaid, or overnight courier.

IN WITNESS WHEREOF, the Company has caused its duly authorized officers to execute and attest this Agreement, and the Grantee has placed his or her signature hereon, effective as of the Date of Grant.

Penn Virginia Corporation

By:
Nancy M. Snyder
Executive Vice President and Chief Administrative Officer

I hereby accept the grant of Deferred Common Stock Units described in this Agreement, and I agree to be bound by the terms of the Plan and this Agreement.

Grantee